Exhibit 10(a)(2)

AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement is made and effective as of February 6, 2014, by and between Andrea G. Short (hereinafter “Executive”), and 1st Source Corporation, an Indiana corporation (hereinafter “Employer”).
WHEREAS, Executive is currently employed as the Senior Vice President and Chief Financial Officer of Employer and Employer’s subsidiary, 1st Source Bank (hereinafter “Bank”) pursuant to that certain Employment Agreement dated as of January 1, 2013; and
WHEREAS, Executive and Employer have agreed to amend the Employment Agreement as provided below.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in the Agreement and this Amendment, Executive and Employer hereby agree that Section 13 of the Employment Agreement is hereby amended in its entirety as follows:
“13.    Possible Reduction in Payments
In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement, pursuant to another compensation or benefit program or otherwise ("Payments") would (a) constitute a "parachute payment" within the meaning of Section 280G of the Code and (b) but for this Section 13, be subject to the excise tax imposed by Section 4999 of the Code ("Excise Tax"), then such Payments shall either be (i) provided in full pursuant to the terms of this Agreement and any other plan, program or applicable agreement, or (ii) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax ("Reduced Amount"), whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.
Unless the Employer and Executive otherwise agree in writing, any determination required under this Section 13 shall be made by independent tax counsel designated by the Employer and reasonably acceptable to Executive ("Independent Tax Counsel), whose determination shall be conclusive and binding upon Executive and the Employer for all purposes. For purposes of making the calculations required under this Section 13, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Employer and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section 13. The Employer shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section 13. In the event that Section 13(b)(ii) above applies, then the Payments (including the accelerated vesting of equity compensation awards) otherwise to be received by Executive shall be eliminated or reduced in such order as produces the most favorable economic effect to the Executive until the value (as calculated by

Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Executive equals the Reduced Amount.
In the event the Internal Revenue Service adjusts the computation of the Independent Tax Counsel under this Section 13 so that the Executive did not receive the greatest net benefit, the Employer shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Employer, within 30 days after such adjustment.”
Except as provided herein, the terms of the Employment Agreement shall continue in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the day and year first written above.

/s/ Andrea G. Short
Andrea G. Short

1st SOURCE CORPORATION

By:	/s/ Christopher J. Murphy III
Christopher J. Murphy III
Chairman of the Board, President
and Chief Executive Officer